UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue.
    See Instructions 1(b).
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   William M. Jones, Jr.
   13801 Riverport Drive, Suite 111
   Maryland Heights, MO  63043

2. Issuer Name and Ticker or Trading Symbol
   Agri-Nutrition Group Limited
   (AGNU)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year October 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Reporting (Check Applicable Line) (x) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |3/5/98| A  | 5,600            | A |  N/A      |108,773            |I     |held in revocable living   |
                             |      |    |                  |   |           |                   |      |trust of which Mr. Jones   |
                             |      |    |                  |   |           |                   |      |is the trustee             |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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                        |        |     |    |           |   |           |    |       |       |                    |   |            |
                        |        |     |    |           |   |           |            |       |       |            |   |            |
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                        |        |3/5/ |                |   |3/5/ |3/2/ |            |       |       |            |   |            |
Stock Option            |1.3750  | 98  | A   |  1,000   |   | 99  | 08  |Common Stock| 1,000 |       |1,000       |D  |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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SIGNATURE OF REPORTING PERSON


/s/ Robert J. Elfanbaum
Robert J. Elfanbaum u/p/a for William M. Jones, Jr.

DATE



January 13, 1999